UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2017

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Resignation as Director

On April 18, 2017, Dr. Sudhir Agrawal executed an agreement pursuant to which, effective as of May 31, 2017, he will resign as the President of Research and as a member of the board of directors of Idera Pharmaceuticals, Inc. (the “Corporation”).  Dr. Agrawal’s decision to resign did not result from any disagreement with the Corporation on any matter relating to the Corporation’s operations, policies or practices.

(b)	Resignation as Executive Officer

Reference is made to the disclosure under Item 5.02(a) above.

(e)	Compensatory Arrangement

On April 18, 2017, the Corporation entered into a Separation Agreement and Release of Claims with Dr. Agrawal (the “Agreement”). Under the terms of the Agreement:

•	Dr. Agrawal’s employment with the Corporation will end as of May 31, 2017 (the “Separation Date”).

•	Dr. Agrawal will resign as a member of the Board of the Corporation, effective as of May 31, 2017.

•

Within thirty days of the Separation Date, the Corporation will pay Dr. Agrawal, in one lump sum, an amount equal to the sum of any salary earned by Dr. Agrawal through the Separation Date but not previously paid, as well as any unreimbursed expenses incurred by him prior to the Separation Date.

•

Subject to Dr. Agrawal’s compliance with the Agreement, including the execution of a release on the Separation Date, and the effectiveness of the Agreement which is subject to revocation by Dr. Agrawal for seven days following the date of the Agreement, Dr. Agrawal will receive the following severance benefits and other compensation:

•

Commencing on the first regular payroll date following the Separation Date, the Corporation will, until May 31, 2019, provide Dr. Agrawal with severance pay in the form of salary continuation payments at his annualized base salary rate in effect on the date of this Agreement ($588,100), payable in installments in accordance with the Corporation’s regular payroll practices;

•	On the first regular payroll date following the Separation Date, the Corporation will pay Dr. Agrawal a pro rated 2017 bonus payment of $121,648, less all applicable taxes and withholdings;

•	The agreement provides that Dr. Agrawal will be provided health and dental benefits through reimbursement of COBRA premiums from the Separation Date through no later than May 31, 2019;

•

Until the earlier of May 31, 2019 and the date on which Dr. Agrawal become eligible through other employment for disability and/or life insurance, the Corporation will reimburse Dr. Agrawal for the costs of his obtaining life and/or disability insurance substantially comparable to such benefits as were being provided to him by the Corporation immediately prior to the Separation Date;

•

Any stock options or other equity incentive awards previously granted to Dr. Agrawal and held by Dr. Agrawal on the Separation Date shall, to the extent not already vested, vest to the extent such options or equity incentive awards, as applicable, would have vested had Dr. Agrawal continued to be an employee of the Corporation through October 19, 2019, and Dr. Agrawal shall be entitled to exercise any such options until the earlier of the expiration of such option and October 19, 2022; and

•	The Corporation will reimburse Dr. Agrawal for up to $8,000 in legal fees associated with the review, negotiation and execution of the Agreement.

•	Pursuant to the Agreement, Dr. Agrawal has released claims against the Corporation.

•	Pursuant to the Agreement, Dr. Agrawal has agreed to extend the term of the non-competition and non-solicitation provisions to which he is subject from one year to two years.

Dr. Agrawal also will enter into a Scientific Advisor Agreement with the Corporation on June 1, 2017 under which he has agreed to provide consulting services to the Corporation, and the Corporation has agreed to pay him consulting fees equal to $10,000 per month.  The Corporation can terminate the Scientific Advisor Agreement at any time upon 30 days notice.

Item 7.01. Regulation FD Disclosure.

The full text of the Corporation’s press release issued in connection with the announcement of Dr. Agrawal’s resignation is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 relating to Item 7.01 shall be deemed to be furnished, and not filed:

99.1 Press Release dated April 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.

Date: April 18, 2017	By:	/s/ Mark J. Casey
Mark J. Casey
Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 18, 2017